Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS REPORTS

THIRD QUARTER AND NINE MONTH RESULTS

Conference Call Scheduled for 10 a.m. EST Today

Salt Lake City — November 4, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported its operating and financial results for the three and nine months ended September 30, 2005 and reviewed recent corporate developments.

Third Quarter Financial Results

NPS incurred a net loss for the third quarter of 2005 of $38.3 million, or $0.95 per share, compared to a net loss in the third quarter of 2004 of $39.2 million, or $1.02 per share. For the nine months ended September 30, 2005, the net loss was $125.4 million, or $3.19 per share, compared to $116.2 million, or $3.08 per share for the nine months ended September 30, 2004.

Revenues for the third quarter of 2005 were $4.7 million compared to revenues of $710,000 for the same period last year, and $8.5 million for the nine months ended September 30, 2005 compared to $13.2 million for the same period last year. The increase in revenues for the three months ended September 30, 2005 as compared with the same period in 2004 is the result of increased royalty revenue from Amgen on increased sales of cinacalcet HCl and due to an increase in the royalty rates on sales of cinacalcet HCl due to Amgen’s achievement of certain cumulative sales thresholds. The decrease in revenues for the nine months ended September 30, 2005 as compared with the same period in the prior year is due primarily to milestone payments from licensees, including a $10.0 million milestone payment from Amgen for the approval of cinacalcet HCl, earned during the nine months ended September 30, 2004.

Cost of royalties for the third quarter of 2005 was $334,000 compared to $105,000 for the third quarter of 2004, and $795,000 for the nine months ended September 30, 2005 compared to $105,000 for the same period in the prior year. The increases in cost of royalties during the three and nine months ended September 30, 2005 compared to the same periods in the prior year is due to increased sales of cinacalcet HCl.

Research and development expenses were $27.4 million for the third quarter of 2005 compared to $32.2 million for the third quarter of 2004, and $88.2 million for the nine months ended September 30, 2005 compared to $104.1 for the same period in 2004. The decreases in research and development expenses during the three and nine months ended September 30, 2005 compared with the same periods in the prior year are primarily due to decreases in the development costs of the PREOS® (parathyroid hormone [rDNA origin] for injection) teduglutide and isovaleramide programs. The New Drug Application for PREOS is currently under review by the U.S. Food and Drug Administration.

General and administrative expenses were $11.3 million for the quarter ended September 30, 2005 compared to $7.1 million in the same quarter in 2004. For the nine months ended September 30, 2005, general and administrative expenses were $33.0 million compared to $23.5 million for the same period in 2004. The increases in general and administrative expenses during the three and nine months ended September 30, 2005 as compared with the same periods in the prior year are primarily due to increased marketing and commercial activities associated with PREOS® and costs related to the promotion of Kineret® (anakinra), a biologic therapy owned by Amgen and promoted to rheumatologists by NPS sales professionals.

Amortization of intangibles was zero for the three and nine months ended September 30, 2005. During the three and nine months ended September 30, 2004, amortization of intangibles was $396,000 and $1.2 million, respectively. As of December 31, 2004, purchased intangible assets with the acquisition of Allelix were fully amortized.

Other expenses, net, were $4.0 million for the three months ended September 30, 2005 compared to $172,000 in the same period in 2004. For the nine months ended September 30, 2005, other expenses, net, were $12.1 million compared to $522,000 in the same period of the prior year. The increases in other expenses, net, in both periods are primarily the result of interest expense of $4.5 million and $13.5 million, respectively, for the three and nine months ended

September 30, 2005 on the company’s $175.0 million secured 8.0 percent notes which were issued in December 2004.

As of September 30, 2005, the company had 45.9 million shares outstanding and $282.1 million in cash, cash equivalents, and marketable investment securities as compared to $329.7 million at December 31, 2004. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of continuing to fund ongoing operating expenses, including current clinical trials and manufacturing expenses, capital expenditures related to the construction of leasehold improvements on laboratory and administrative space in Toronto, Canada, and interest payments on our outstanding notes, offset by net proceeds of $78.7 million from the sale of 7.0 million shares of common stock in a public offering.

Recent Corporate Developments

Earlier this week, NPS announced the appointment of N. Anthony Coles, M.D., M.P.H., as president and chief operating officer, a new position. Dr. Coles was also appointed to the NPS Board of Directors. He joins NPS from Vertex Pharmaceuticals where he was senior vice president of commercial operations and previously had responsibility for global corporate and business development. Before joining Vertex, Dr. Coles was senior vice president of strategy and policy and senior vice president of marketing and medical affairs, neuroscience/infectious diseases/dermatology at Bristol-Myers Squibb, where he also held senior positions in cardiovascular franchise management and sales. He began his business career at Merck in 1992, where he was responsible for strategic marketing initiatives to managed care companies and hospitals and had operational responsibility for a portfolio of cardiovascular drugs. Dr. Coles will report to Hunter Jackson, Ph.D., whom he will succeed as chief executive officer in approximately six months when Dr. Jackson plans to step down from that position but remain a director of the company. The company believes Dr. Coles’ experiences launching new drugs and managing large pharmaceutical organizations will be invaluable as NPS prepares to launch PREOS®, seeks new products for commercial sale, and continues to develop its product pipeline. Dr. Coles will participate in the company’s third quarter financial results conference today at 10:00 a.m. EST.

On October 24, 2005 NPS announced it had entered into an agreement with Allergan Inc. to promote RESTASIS® (cyclosporine ophthalmic emulsion 0.05%) directly to rheumatologists for the treatment of chronic dry eye disease. Under the agreement, Allergan will supply product, promotional materials, sales training and other support to NPS rheumatology sales professionals who will promote RESTASIS Ophthalmic Emulsion to rheumatologists for a four-year period in the United States beginning this month. NPS also will continue to promote Kineret® to rheumatologists under its agreement with Amgen. The addition of RESTASIS Ophthalmic Emulsion to its product mix strengthens the relationships that NPS is building within the rheumatology community. The agreement with Allergan is expected to generate additional revenue for RESTASIS Ophthalmic Emulsion. NPS will share in that revenue by receiving a percentage of the incremental sales generated through its promotional activities.

In September, NPS completed a public offering of 7.0 million shares of its common stock at $11.35 per share, with net proceeds to the company of approximately $78.7 million after deducting offering costs of $797,000. The shares were offered under a shelf registration statement filed by the company with the SEC on August 22, 2005, and declared effective September 7, 2005. Lehman Brothers Inc. acted as sole book running manager in the offering.

Hunter Jackson, Ph.D., Chairman and CEO of NPS, said, “We are pleased with our new relationship with Allergan to promote RESTASIS® directly to rheumatologists, thereby providing the opportunity to further build and strengthen our sales force. The September financing provides us with the capital resources we will need as we continue to prepare for the successful commercial launch of PREOS.” Dr. Jackson further stated, “This week’s appointment of Dr. Coles as President and COO brings tremendous expertise and a proven track record of commercial success to NPS which will help ensure our continued success.”

Conference Call Information

A conference call will be held today at 10:00 a.m. EST. To participate in the call, dial (800) 591-6942 with passcode 63259773. International callers may dial (617) 614-4909 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. An event replay will be available at (888) 286-8010, or (617) 801-6888 for international callers, with passcode 63828050 until November 11, 2005. The webcast will be available for replay and for Ipod download for the same period of time.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2005	2004	2005	2004
Revenues from research and license agreements	$4,700	$710	$8,517	$13,163

Operating expenses:
Cost of royalties	334	105	795	105
Research and development	27,399	32,204	88,207	104,141
General and administrative	11,271	7,074	32,944	23,544
Amortization of intangibles	—	396	—	1,172

Total operating expenses	39,004	39,779	121,946	128,962

Operating loss	(34,304)	(39,069)	(113,429)	(115,799)
Other expense, net	(4,032)	(172)	(12,061)	(522)

Loss before income tax benefit	(38,336)	(39,241)	(125,490)	(116,321)
Income tax benefit	3	71	45	118

Net loss	$(38,333)	$(39,170)	$(125,445)	$(116,203)

Basic and diluted net loss per common and potential common share	$(0.95)	$(1.02)	$(3.19)	$(3.08)

Weighted average common and potential common shares outstanding—basic and diluted	40,300	38,589	39,314	37,677

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Cash, cash equivalents and marketable investment securities	$282,069	$329,685
Current restricted cash and cash equivalents	6,726	15,052
Other current assets	9,243	4,754
Restricted cash and cash equivalents	6,509	4,385
Plant and equipment, net of accumulated depreciation and amortization	32,089	24,540
Other assets, net of accumulated amortization	17,537	19,069

Total assets	$354,173	$397,485

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$39,680	$43,142
Notes payable and other liabilities	369,372	367,132

Total liabilities	409,052	410,274

Paid-in capital and common stock	661,144	578,307
Deferred compensation	(1,655)	(2,527)
Accumulated other comprehensive loss	(2,442)	(2,088)
Accumulated deficit	(711,926)	(586,481)

Net stockholders’ deficit	(54,879)	(12,789)

Total liabilities and stockholders’ deficit	$354,173	$397,485

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Cautionary Statement For The Purpose Of The “Safe Harbor”

Provisions Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: our expectation that our promotion of Restasis® will generate additional revenue; and, our intent to continue to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may be unable to develop adequate sales and marketing capabilities to effectively market and sell Kineret®, Restasis®, and our other products; the FDA and/or EMEA may need additional time to review our marketing applications for PREOS®, and they may delay approval or may not approve any of our product candidates; we may not be able to enroll patients in our clinical trials in a timely manner; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious;; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 4, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005.

RESTASIS® is a trademark owned by Allergan.

Kineret® is a trademark owned by Amgen, Inc.

PREOS® name pending FDA approval. PREOS® is a registered trademark of NPS Pharmaceuticals, Inc.

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